As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMEREN CORPORATION
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	43-1723446 (IRS Employer Identification No.)
1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
MARTIN J. LYONS, JR. Executive Vice President and Chief Financial Officer

GREGORY L. NELSON
Senior Vice President, General Counsel and Secretary
1901 Chouteau Avenue
St. Louis, Missouri 63103
(314) 621-3222
(Names, address, including zip code, and telephone number,
including area code, of agents for service)

        Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $.01 par value	5,909,523 shares	$56.005	$330,962,835.62	$29,323.17

(1)	In addition, pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions, in accordance with the provisions of the Plan.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant's common stock on the New York Stock Exchange composite tape on May 22, 2017.
(3)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, 5,909,523 shares of Ameren Corporation's common stock registered hereunder are unsold securities previously registered on Registration Statement No. 333–196298 filed on May 28, 2014 (the Prior Registration Statement). Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the $29,323.17 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. Since this registration statement only relates to such unsold securities from the Prior Registration Statement, no additional filing fee is being paid herewith. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

PROSPECTUS

DRPlus

Dividend Reinvestment and Stock Purchase Plan

         Ameren Corporation has established its DRPlus Dividend Reinvestment and Stock Purchase Plan (Plan) to provide participants with a convenient way to purchase shares of our common stock and to reinvest all or a portion of the cash dividends paid on our common stock in additional shares of our common stock.

Participants in the Plan may:

  •
  Automatically reinvest 10% (the Minimum Dividend Reinvestment Requirement) or more of the cash dividends paid on each share of our common stock in additional shares of our common stock;

  •
  Make an initial investment in our common stock with a cash investment of at least $250;

  •
  Increase their investment in our common stock by making optional cash investments of at least $25 at any time;

  •
  Upon request, remove whole shares of our common stock from the Plan and hold through our direct registration system or in certificate form;

  •
  Deposit certificates representing our common stock into their Plan accounts for safekeeping; and

  •
  Sell shares of our common stock credited to their Plan accounts.

         Shares of our common stock purchased under the Plan will, at our option, be newly-issued shares or treasury shares purchased directly from us, or shares purchased in the open market or in privately-negotiated transactions. Any open market or privately-negotiated purchases will be made through an independent agent selected by us. This prospectus relates to 5,909,523 shares of common stock offered under the Plan.

         If you are currently participating in the Plan, you will remain enrolled in the Plan, and you do not have to take any action unless you wish to terminate your participation or change your election in the Plan.

         Our common stock is listed on the New York Stock Exchange under the symbol "AEE."

         To the extent required by applicable law in certain jurisdictions, shares of common stock offered under the Plan to certain persons are offered only through a registered broker/dealer in such jurisdictions.

         Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Investing in our common stock involves risks. Before buying our common stock, you should refer to the risk factors included in our annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, and in other information that we file with the Securities and Exchange Commission.

         The date of this prospectus is May 26, 2017.

AMEREN CORPORATION

        Ameren, headquartered in St. Louis, Missouri, is a public utility holding company under the Public Utility Holding Company Act of 2005, administered by the Federal Energy Regulatory Commission (FERC). Ameren's primary assets are its equity interests in its subsidiaries, including Union Electric Company, doing business as Ameren Missouri, Ameren Illinois Company, doing business as Ameren Illinois, and Ameren Transmission Company of Illinois (ATXI). Ameren's subsidiaries are separate, independent legal entities with separate businesses, assets, and liabilities. Dividends on Ameren's common stock and the payment of other expenses by Ameren depend on distributions made to it by its subsidiaries. Ameren's principal subsidiaries are:

  •
  Ameren Missouri operates a rate-regulated electric generation, transmission and distribution business and a rate-regulated natural gas distribution business in Missouri. Ameren Missouri was incorporated in Missouri in 1922 and is successor to a number of companies, the oldest of which was organized in 1881. It is the largest electric utility in the state of Missouri and supplies electric and natural gas service to a 24,000-square-mile area in central and eastern Missouri. This area has an estimated population of 2.8 million and includes the Greater St. Louis area. As of December 31, 2016, Ameren Missouri supplied electric service to 1.2 million customers and natural gas service to 0.1 million customers.

  •
  Ameren Illinois operates rate-regulated electric transmission, electric distribution, and natural gas distribution businesses in Illinois. Ameren Illinois was incorporated in Illinois in 1923 and is the successor to a number of companies, the oldest of which was organized in 1902. Ameren Illinois supplies electric and natural gas utility service to portions of central and southern Illinois having an estimated population of 3.1 million in an area of 40,000 square miles. As of December 31, 2016, Ameren Illinois supplied electric service to 1.2 million customers and natural gas service to 0.8 million customers.

  •
  ATXI operates a FERC rate-regulated electric transmission business. ATXI is developing Midcontinent Independent System Operator, Inc.(MISO)-approved electric transmission projects, including the Illinois Rivers, Spoon River, and Mark Twain projects.

        Ameren has various other subsidiaries that conduct activities such as the provision of shared services.

        In this prospectus, "Ameren," "we," "us" and "our" refer to Ameren Corporation and, unless the context otherwise indicates, do not include our subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission (SEC) under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR archives of the SEC electronically.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information and will be deemed to be incorporated by reference into this prospectus (other than any documents, or portions of documents, not deemed to be filed). We incorporate by reference the following documents previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; and

  •
  our Current Reports on Form 8-K filed with the SEC on February 14, 2017, February 16, 2017 (except for portions deemed to be furnished and not filed), May 1, 2017 and May 4, 2017 (except for portions deemed to be furnished and not filed).

        We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the time that all of the shares of common stock registered are sold.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        You may request a free copy of these filings by writing or telephoning us at the following address:

  Ameren Corporation
  Attention: Secretary's Department
  P.O. Box 66149
  St. Louis, Missouri 63166-6149
  Telephone: (314) 621-3222

        Copies of these filings are also available from our website at www.amereninvestors.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these shares of common stock under the Plan in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since those dates.

DESCRIPTION OF THE PLAN

        The provisions of the Plan in effect on and after the date hereof are presented in the following questions and answers. If you are not a participant in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

Purpose

1.     What is the purpose of the Plan?

        The purpose of the Plan is to provide participants (see Question 8) with a convenient way to purchase our common stock and to reinvest all or a portion of the cash dividends paid on our common stock (Eligible Securities) in additional shares of our common stock. When shares of our common stock purchased under the Plan are acquired directly from us, we will receive additional equity funds which will be added to our general funds and used for general corporate purposes as described in "Use of Proceeds."

Advantages

2.     What are the advantages of the Plan?

  •
  Participants in the Plan may elect to have cash dividends automatically reinvested in common stock on all or a portion of their shares of common stock (subject to a 10% minimum per share). Dividend payments not reinvested will be paid to participants by check or through electronic direct deposit.

  •
  Participants in the Plan may make optional cash investments (including by authorizing direct debit from their personal bank accounts) in a minimum amount of $25 per transaction after the initial investment and up to a maximum of $360,000 per calendar year for the purchase of common stock.

  •
  Full investment of funds is possible under the Plan because both full and fractional shares will be credited to participants' Plan accounts.

  •
  Participants may deposit their common stock certificates, at no cost, in their Plan accounts for safekeeping. Once the common stock certificate(s) is placed in safekeeping, the dividends paid on each share of common stock will be subject to a 10% minimum per share reinvestment.

  •
  Participants may enroll and manage their Plan account through our website at www.amereninvestors.com.

  •
  Personal recordkeeping is simplified by the issuance of statements showing account activity. Statements of account are a participant's continuing record of transactions and should be retained for tax purposes.

  •
  Participants may sell shares of common stock held or deposited in their Plan accounts.

Disadvantages

3.     What are the disadvantages of the Plan?

        A participant will have no control over the prices at which shares are purchased or sold for his or her account, because:

  •
  purchases for the participant's account will be made during periods prescribed under the Plan. See Questions 11 and 16; and

  •
  participants cannot designate a specific price or a specific date at which to sell shares or select the broker through which sales will be made. See Question 21.

Therefore, the participant will bear the risk of fluctuations in the market price of our common stock.

Other Features

4.     What are other features of the Plan?

  •
  Non-shareholders of legal age may participate in the Plan by making a minimum initial cash investment of $250 to purchase our common stock under the terms of the Plan.

  •
  Non-shareholders of legal age who are employees of Ameren or our subsidiaries (an Employee) may authorize a minimum payroll deduction investment of $25 per pay period to purchase common stock under the terms of the Plan.

  •
  For each meeting of shareholders, participants will receive proxies that will enable them to vote all common shares registered in their names.

Administration

5.     Who administers the Plan?

        Ameren Services Company, a wholly-owned subsidiary of Ameren, will administer the Plan through its Investor Services Department (Investor Services). Among other things, Ameren Services will receive and hold participants' funds pending investment in additional shares of common stock, effect transfers of common stock, keep a continuous record of participation, and prepare and send to each participant statements of the participant's Plan account. The responsibilities of Ameren Services in connection with the administration of the Plan are administrative in nature and, in large part, are consistent with the responsibilities of Ameren Services in acting as our registered transfer agent.

        If we elect to meet the requirements of participants by purchasing shares of common stock in the open market or in privately-negotiated transactions, an independent agent will act on behalf of participants in buying such shares. An independent agent will also sell Plan shares on behalf of participants.

        We reserve the right to interpret and administer the Plan as deemed necessary or desirable, including the right to limit or deny participation in the Plan where circumstances warrant. The terms and conditions of the Plan and its operation shall be governed by and construed in accordance with the laws of the State of Missouri. Ameren, Ameren Services, and any independent agent will not be liable for any act done in good faith or for any omission to act in good faith, provided that Ameren, Ameren Services and any independent agent shall not be relieved from any liability imposed under any federal, state or other applicable securities law which cannot be waived. We cannot assure you of a profit or protect you against a loss on shares purchased or sold under the Plan. A participant participates in the Plan at his or her sole discretion, risk and responsibility.

6.    Who should I contact with questions concerning the Plan and its administration?

        You may contact us with questions concerning the Plan

  •
  by writing to:

    Ameren Services Company
    Investor Services Department
    P.O. Box 66887
    St. Louis, Missouri 63166-6887;

  •
  by calling Investor Services locally at (314) 554-3502 or toll-free at (800) 255-2237;

  •
  by email at invest@ameren.com; or

  •
  by visiting our website at www.amereninvestors.com.

7.     May the Plan be suspended, modified or discontinued?

        We reserve the right to suspend, modify or discontinue the Plan at any time, including but not limited to the right to modify the fees and commissions charged to participants. We will announce any suspension, major modification or discontinuance of the Plan to all participants.

Eligibility

8.     Who is eligible to participate in the Plan?

        Any person of legal age or entity, whether or not a holder of Eligible Securities, is eligible to participate in the Plan provided that such person or entity fulfills the prerequisites for participation described under Question 9 and participation would not violate the securities or other laws of the state, territory or country where the participant resides that are applicable to Ameren, the Plan or the participant.

        A Plan prospectus and enrollment or application information will be furnished upon request made to Investor Services or it may be obtained from our website at www.amereninvestors.com.

Participation

9.     How do I enroll in the Plan or change my method of participation?

        After receiving a copy of this prospectus, eligible applicants may become participants in the Plan by completing and signing an enrollment form (shareholders) or an application (non-shareholders). The minimum initial optional cash investment is $25 for shareholders and $250 for non-shareholders. The maximum aggregate optional cash investment that may be made by a participant in any calendar year is $360,000.

        The enrollment form and application each require a participant to choose a reinvestment option for participation in the Plan. By checking the appropriate box, a participant may select:

  •
  Full Dividend Reinvestment—Automatic reinvestment of cash dividends on all shares of our common stock. This could include all shares credited to the participant's Plan account as well as all shares held outside of the participant's Plan account in either certificated form or through our direct registration system and registered in the name of the participant.

  •
  Partial Dividend Reinvestment—The participant specifies the amount of cash dividends to be automatically reinvested in shares of our common stock, subject to a minimum of 10% per share with respect to shares held in a participant's Plan account. The remaining dividends are paid in cash. No minimum reinvestment per share is required on shares held outside of a participant's Plan account in either certificated form or through our direct registration system.

        Eligible Securities include shares held through our direct registration system. These are shares registered directly on our books without physical certificates. The direct registration system is managed by The Depository Trust & Clearing Corporation and enables its participants to electronically move securities between street-name ownership and our books. See Question 26.

        Participants may change their reinvestment options by completing the correspondence portion of their statement of account or an enrollment form and sending it to Investor Services. Changes will become effective as soon as practicable after they are received. Any change in reinvestment options must be received by the dividend record date in order to be effective on the related dividend payment date.

10.   How does an Employee participate?

        An Employee may join the Plan at any time by enrolling in the same manner as any other eligible person described under Question 9 or by completing a Payroll Deduction Authorization form.

Dividend Reinvestment

11.   How and when will cash dividends be reinvested?

        If a participant has elected full or partial dividend reinvestment on the Eligible Securities registered in the participant's name and/or the participant's Plan shares, we will reinvest those dividends in additional shares of our common stock. With respect to partial dividend reinvestment, a minimum of 10% per share with respect to shares held in a participant's Plan account must be reinvested and the remaining dividends are paid in cash. No minimum reinvestment per share is required on shares held outside of a participant's Plan account in either certificated form or through our direct registration system and registered in the name of the participant. The source of common stock to be purchased under the Plan may be, at our discretion, authorized but unissued or treasury shares of common stock or shares of common stock purchased in the open market or in privately-negotiated transactions by an independent agent.

        If we are meeting the requirements of the Plan with common stock purchased in the open market or in privately-negotiated transactions, an independent agent will determine the exact timing of such purchases and the number of shares to be purchased, depending on the amount of reinvested dividends, market conditions and the requirements of the federal securities laws, and the purchased shares will be credited to a participant's Plan account as of the applicable Investment Date, as defined below. If we elect to issue authorized but unissued or treasury shares of our common stock, these shares will be issued by us and credited to a participant's Plan account as of the applicable Investment Date. The determination of the price for purchases of Plan shares is explained in Question 18.

        If a participant's enrollment form is received by Investor Services on or before the record date with respect to any common stock cash dividend payment date, then the dividend payable on such payment date will be used to purchase additional shares of common stock as of such payment date (an Investment Date). If the enrollment form is received after the record date for any such cash dividend payment date, the reinvestment of dividends will start with the next dividend payment date.

        Common stock cash dividend payment dates are normally on or about the last business day of March, June, September and December. You should contact Investor Services for more information with respect to dividend payment dates.

        Although the Plan provides for the reinvestment of common stock dividends, the amount and timing of dividends payable on our common stock are within the sole discretion of our board of directors. The board of directors has not set specific targets or payout parameters when declaring common stock dividends. However, as it has done in the past, the board of directors is expected to consider various issues, including our overall payout ratio, payout ratios of our peers, projected cash flow and potential future cash flow requirements, historical earnings and cash flow, projected earnings, impacts of regulatory orders or legislation, and other key business considerations.

Optional Cash Investments

12.   Who is eligible to make optional cash investments?

        All Plan participants are eligible to make optional cash investments.

13.   How are optional cash investments made?

        A Plan participant may make an initial cash investment when enrolling by enclosing a check with the enrollment form or application. Checks should be made payable to "Ameren Corporation," and returned in the envelope provided with the enrollment form or application. Thereafter, optional cash investments may be made by using the cash investment form attached to the statement of account, by Automatic Cash Investment (see Question 14) or by Employee payroll deduction (see Question 10). Please contact Investor Services for additional cash investment forms.

14.   What is the Automatic Cash Investment option of the Plan and how does it work?

        The Automatic Cash Investment option offers participants in the Plan a direct debit service. Optional cash investments are electronically withdrawn from your personal checking or savings account at least once a month, usually near the end of the month, and used to purchase common stock. The direct debit from your personal bank account will be shown on the monthly statement from your financial institution. In addition, you will receive a statement from Investor Services detailing the cash received and shares purchased.

        The Automatic Cash Investment option may be authorized for regular monthly amounts from $25 to $30,000. Funds authorized for investment through the Automatic Cash Investment option will be debited approximately four business days prior to the applicable optional cash investment date. See Question 16.

        For an Automatic Cash Investment application, please contact Investor Services.

15.   What are the limitations on making optional cash investments?

        Optional cash investments cannot be less than $25 per investment ($250 in the case of the initial optional cash investment by a non-shareholder). The maximum aggregate optional cash investment that may be made by a participant in any calendar year cannot exceed $360,000.

16.   When will optional cash investments be invested?

        The option to make cash investments is available to you at any time. Unless otherwise notified by us, there will be an optional cash investment date on the 15th, or the prior business day if the 15th is not a business day, and the last business day of each month. In any event, purchases on behalf of Plan participants will be made at least once a month. Participants will receive a notice at the beginning of each year specifying the optional cash investment dates for such year. Purchases may be made by the independent agent over a period of several days in the case of market purchases. All such purchases will be aggregated and credited to participants' accounts on the optional cash investment date occurring on or after receipt of the optional cash investment.

        Cash received after an optional cash investment date will be invested as of the next optional cash investment date. No interest will be paid by us on any cash investments received by us pending investment.

Purchases

17.   How many shares of common stock will be purchased?

        The number of shares purchased for you under the Plan depends on what you have authorized in regard to dividend reinvestment, plus any optional cash investments made, and the price at which the shares are purchased by the Plan. With respect to Full Dividend Reinvestment, your available funds will be fully invested in both whole and fractional shares of common stock (computed to four decimal places). With respect to Partial Dividend Reinvestment, a minimum of 10% per share with respect to shares held in a participant's Plan account must be reinvested and the remaining dividends would be paid in cash. No minimum reinvestment per share is required on shares held outside of a participant's Plan account in either certificated form or through our direct registration system. No one can predict the number of shares that will be purchased for you during a particular purchase period, and you cannot direct the purchase of a specific number of shares.

18.   What is the price of shares purchased for the Plan?

        If shares for the Plan are being purchased in the open market or in privately-negotiated transactions, the price of such shares will be the weighted average price at which the independent agent acquired the shares plus applicable brokerage commissions and other fees. If the shares are purchased directly from us, the price of such shares will be the average of the high and low sale prices of our common stock on the applicable Investment Date as reported on the Consolidated Tape System for New York Stock Exchange listed companies administered by the Consolidated Tape Association.

19.   Who purchases the shares for the Plan?

        If we elect to purchase shares of common stock in the open market or in privately-negotiated transactions, an independent agent will make all such purchases necessary to meet the requirements of the Plan. We do not exercise any direct or indirect control over the timing or price of purchases made by an independent agent. If open market or privately-negotiated purchases are not made, the shares purchased under the Plan will come directly from our authorized and unissued shares of common stock or from our treasury shares.

        Purchases of common stock under the Plan will not be offset against sales of common stock under the Plan. See Question 21.

20.   Are any fees or expenses incurred by participants?

        We will pay the costs of administering the Plan, but participants will be required to pay brokerage commissions and other fees for shares purchased in the open market or in privately-negotiated transactions and shares sold through the Plan as well as any transfer tax, if applicable. Brokerage commissions will be at a negotiated rate established under the terms of our agreements with independent agents. See Question 7.

Sales and Termination from the Plan

21.   May participants sell or withdraw all or a portion of their shares from the Plan?

        Yes. A participant may withdraw from the Plan, request that the Plan shares be moved into our direct registration system or that a certificate be issued for Plan shares, or request that Plan shares be sold and the cash proceeds forwarded to the participant. Participation in the Plan is entirely voluntary. Participants may sell or withdraw all or a portion of their shares by filling out the correspondence portion of their account statement or by contacting Investor Services.

        A stock certificate for any whole number of shares will be issued from your Plan account as soon as practicable after requested. If you would like stock certificates issued in a registration other than the name on your account, contact Investor Services.

        Investor Services will aggregate Plan sale requests and place a market order with an independent agent to sell such shares at least four times a month. The participant will receive the proceeds of the sale less any brokerage commission and any other fees as soon as practicable after the settlement date for the applicable sale. Participants' sales of shares of common stock under the Plan will not be offset against purchases of common stock under the Plan. Neither Investor Services nor the participant will have any authority to direct the time or price, designate the market or select the broker or dealer for the sale of such shares. See Question 19.

        If a participant's request for a sale or withdrawal is received by Investor Services on or after a dividend payment date, such request will be processed as soon as practicable after reinvested dividends have been allocated.

        If a participant's Plan account contains less than one full share, Investor Services reserves the right to sell any fractional share remaining in the account, forward the proceeds of the sale to the participant and terminate the account.

Transfer of Shares Held in the Plan

22.   Can shares in the Plan be transferred?

        Upon written request, shares in the Plan can be transferred into names other than the account name, subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request is accompanied by a duly executed stock power that bears the signature(s) of the participant(s) and the signature(s) is/are Medallion Signature Guaranteed by a financial institution, such as a commercial bank or a brokerage firm, that is a member of the STAMP, SEMP or MSP Medallion Signature Guarantee programs. Unless instructed otherwise, Ameren Services will move the transferred shares to an account in the transferee's name in the Plan and apply the same dividend reinvestment options as existed with respect to the transferred account.

Reports to Participants

23.   How will participants be advised of their purchase of shares of common stock and other activity in their Plan accounts?

        Participants will receive a quarterly statement as soon as practicable following the end of each calendar quarter. The last quarterly statement of each calendar year will reflect year-to-date Plan activity. In addition, a statement will be provided in any month an account has Plan activity. These statements are participants' continuing record of their Plan transactions and should be retained for tax purposes. Participants should be aware that it is important to retain all statements received as there may be a fee incurred to provide historical statement information.

        Participants will receive copies of the same communications sent to other registered shareholders of common stock, including our annual report, notice of annual meeting and proxy statement, and certain tax information.

Certificates

24.   Will stock certificates automatically be issued for shares of common stock acquired under the Plan?

        No. Unless you request otherwise as described below, the number of shares credited to your Plan account will be held by Ameren Services, as agent, and will be shown on your statement of account. This service protects against loss, theft or destruction of stock certificates.

        A certificate for any number of whole shares up to the full number of shares credited to your Plan account will be issued to you if you so request in writing. See Question 21. Such request should be mailed to Investor Services.

        Shares credited to your Plan account may not be used as collateral. If you wish to use your Plan shares as collateral, you must request that a certificate for those shares be issued in your name. A certificate for fractional shares will not be issued under any circumstances.

Safekeeping Service for Common Stock Certificates

25.   What is the Plan's safekeeping service and how does it work?

        The Plan's safekeeping service allows you to deposit your common stock certificate(s) into your Plan account. The benefits of this service include the convenience of keeping all of your shares in one place, and the protection against the cost of replacing your certificates should they be lost, stolen or destroyed. If you would like to take advantage of this service, please contact Investor Services. Once the common stock certificate(s) is placed in safekeeping, the dividends paid on the common stock will be subject to a 10% minimum per share reinvestment.

Direct Registration System (DRS)

26.   What is the Direct Registration System?

        Shares held through the direct registration system (DRS) can be registered directly on our books without physical certificates. Participants in the Plan may choose to have their direct registration/book-entry shares electronically delivered to or from their brokerage accounts.

        You may move at any time, free of charge, all or a portion of the whole Plan shares of our common stock credited to your account to DRS upon written request to Investor Services. The movement of Plan shares into DRS will not change your reinvestment instructions unless you direct otherwise. No fractional shares of our common stock may be held in DRS under any circumstances.

        If the shares in DRS are to be issued in a name other than the name(s) reflected on your Plan account, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. See Question 22.

Online Services

27.   What transactions can a participant conduct through our website?

        Through our website, a participant may:

  •
  enroll in the Plan;

  •
  authorize the reinvestment of his or her cash dividends; and

  •
  authorize optional cash investments;

        and a participant may:

  •
  review and manage his or her Plan account at his or her convenience;

  •
  arrange for sales of some or all of his or her shares of common stock; and

  •
  request that some or all of his or her shares of common stock be moved into DRS or request the issuance of a stock certificate with respect to those shares.

        Participation in the Plan through our online services is voluntary. A participant can access such services at our website at www.amereninvestors.com.

Income Taxes

28.   What are the federal income tax consequences of participation in the Plan?

        In general, participants in the Plan have the same federal income tax obligations with respect to their dividends as do shareholders who are not Plan participants. This means that dividends reinvested under the Plan are taxable as having been received even though the participants did not actually receive them in cash but, instead, used them to purchase additional shares under the Plan.

        With respect to reinvested cash dividends on our common stock used to purchase authorized but unissued shares from us, a participant will be treated for federal income tax purposes as having received a distribution in an amount equal to the fair market value on the dividend payment date of the full number of shares and fractional shares purchased with reinvested dividends. The fair market value of such shares on the dividend payment date will be treated as dividend income to the participant to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. The basis of the shares so purchased will be equal to the fair market value of such shares on the dividend payment date.

        With respect to reinvested cash dividends on our common stock used to purchase shares in the open market or through negotiated transactions, a participant will be treated for federal income tax purposes as having received a distribution in an amount equal to the cash reinvested to obtain the shares. The cash reinvested will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of the distributing entity, as determined for federal income tax purposes. The basis of the shares so purchased will be equal to the amount of this distribution, plus the amount of any brokerage commissions and other fees paid by the participant.

        In the case of either the issuance of shares by us or the purchase of shares in the open market, if the amount of a distribution is in excess of our earnings and profits, such excess will not be treated as dividend income, but instead, a return of capital to you. In the event of a return of capital distribution, we will provide you with reports indicating the amount of the return of capital. A return of capital distribution will generally not be taxable but would reduce the tax basis of the stock on which the distribution is paid by the amount of the distribution that is a return of capital. To the extent any return of capital distribution exceeds your tax basis in your stock, the excess must be reported as capital gains.

        Dividends paid are eligible for a reduced rate of federal income taxation for individuals of up to 20% (plus the 3.8% Medicare tax described below, if applicable), provided that the dividend is paid with respect to shares held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property, and certain other conditions are met.

        U.S. individuals, trusts and estates having adjusted gross income in excess of $200,000 ($250,000 in the case of married, filing jointly) will be subject to a 3.8% Medicare tax on investment earnings, including dividends and gains received or recognized with respect to our stock.

        A participant who purchases shares with optional cash payments will recognize no taxable income upon such purchases. The tax basis of shares purchased in this manner will be the amount of the optional cash investment.

        A participant does not realize any taxable income when he receives certificates for whole shares of common stock credited to his account under the Plan, either upon request for certificates for those shares, termination of his participation in the Plan, or termination of the Plan by us. However, the sale of shares by a participant under the Plan may give rise to a capital gain or loss, provided such shares are held as a capital asset by the participant. Any such gain or loss will be measured by the difference between the proceeds received by the participant (net of commissions and fees) and the participant's tax basis in the shares sold. Such gain or loss will generally be long-term capital gain or loss if the participant held the shares for more than one year immediately prior to such disposition. Long-term capital gains of non-corporate taxpayers (i.e., individuals, trusts and estates) are taxed at a maximum of 20% (plus the 3.8% Medicare tax described above, if applicable). The deductibility of capital losses is subject to limitations. The holding period for shares acquired under the Plan begins on the day after the shares are credited to a participant's Plan account.

        When you sell shares held in your Plan account which are acquired after 2011, we will be required to report to you and the Internal Revenue Service the basis and holding period of those shares on IRS Form 1099-B. We have adopted the first-in, first-out (FIFO) method as our default method for these shares and will report the sale of these shares to you and the Internal Revenue Service under this method unless you notify us that you are electing to use some other acceptable basis to identify the stock sold. If you would like to use a method other than FIFO for such shares, you will need to contact Investor Services to make a written election for the methodology to apply to your shares held in the Plan. Once you sell your shares, the method used to calculate your adjusted basis and any gains or losses with respect to such shares cannot be changed. Therefore, it is important to consider the tax implications before you elect a method other than FIFO.

        For participants who are subject to U.S. withholding tax or backup withholding, we will withhold the required taxes from the gross dividends or proceeds from the sale of shares. The dividends or proceeds received by the participant, or dividends reinvested on behalf of the participant, will be net of the required withholding taxes. With respect to any foreign participants, certain withholding taxes may be reduced or eliminated by treaty between the U.S. and the country in which the participant resides, if the participant provides appropriate documentation to claim the benefit of the treaty. Additionally, backup withholding may be eliminated by providing proper documentation (IRS Forms W-9, W-8-BEN, W-8-BEN-E or other applicable IRS Form). However, under legislation generally known as "FATCA" (the Foreign Account Tax Compliance Act), U.S. withholding at a 30% tax rate will be imposed on dividends and, after December 31, 2018, on proceeds of sales paid to foreign shareholders if such shareholders fail to meet prescribed information reporting or certification requirements.

        The information explained above is only a summary and does not purport to be a complete description of all tax consequences of participation in the Plan. The description may be affected by future legislation, Internal Revenue Service rulings and regulations, or court decisions. In addition, the taxation of foreign shareholders, except as noted, and state and local tax consequences are not discussed in this prospectus. Accordingly, you should consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of your participation in the Plan.

DESCRIPTION OF COMMON STOCK

General

        The following statements describing the Company's common stock are not intended to be a complete description but rather are a summary of certain rights and distinguishing characteristics relating to the common stock currently authorized by the Company's Restated Articles of Incorporation, as amended (articles of incorporation). For additional information, please see the Company's articles of incorporation and by-laws. Each of these documents has been previously filed with the SEC and each is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the state of Missouri.

        Under our articles of incorporation, we are authorized to issue 400 million shares of common stock, $.01 par value per share, and 100 million shares of preferred stock, $.01 par value per share. As of April 28, 2017, 242,634,798 shares of common stock and no shares of preferred stock were outstanding.

Dividend Rights and Limitations

        The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred stock, if any is outstanding. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Various financing arrangements, corporate organizational documents and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

        Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock, if any is issued, the holders of our common stock have the exclusive right to vote for the election of directors and for all other purposes. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares voting for the election of directors will not be able to elect any directors. The common stock shall vote together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of shareholders, a majority of the outstanding shares of common stock constitutes a quorum.

Liquidation Rights

        In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

Uncertificated Shares and Certificates of Stock

        The interest of each shareholder of any class of our stock shall not be evidenced by certificates for shares and all shares of all classes of stock shall be uncertificated shares; provided, however, that (a) any shares of our stock represented by a certificate shall continue to be represented by such certificate until such certificate is surrendered to us and (b) we may, at our option but without obligation, issue certificates for some or all of any shares of some or all of any classes of stock as we determine from time to time.

Miscellaneous

        The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar

        Ameren Services Company, a subsidiary of Ameren, serves as transfer agent and registrar for the common stock.

Certain Anti-Takeover Matters

        Our articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

  •
  authorization for our board of directors to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

  •
  advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors;

  •
  the prohibition of shareholder action by less than unanimous written consent without a meeting; and

  •
  provisions specifying that only the chief executive officer, the board of directors (by a majority vote of the entire board of directors) or shareholders owning 25% of our outstanding common stock for certain purposes may call special meetings of shareholders, and that the chairman of the meeting may adjourn a meeting of shareholders from time to time, whether or not a quorum is present.

        In addition, the Missouri General and Business Corporation Law, or the MGBCL, contains certain provisions, including control share acquisition provisions and business combination provisions that would be applicable to certain mergers, share exchanges or sales of substantially all assets involving us or a subsidiary and a significant shareholder and which could have the effect of substantially increasing the cost to the acquiror and thus discouraging any such transaction. The MGBCL permits shareholders to adopt an amendment to the articles of incorporation opting out of the control share acquisition provisions, and our articles of incorporation opt out of such provisions.

        Under the Illinois Public Utilities Act, Illinois Commerce Commission approval is required for any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. Because we control a majority of the voting stock of Ameren Illinois, a public utility subject to Illinois utility regulation, any change in our ownership or control, within the meaning of the Illinois Public Utilities Act, would require Illinois Commerce Commission approval. Certain acquisitions by any person of our outstanding voting shares would also require approval under the Federal Power Act and the Atomic Energy Act of 1954, as amended.

USE OF PROCEEDS

        The number of shares of common stock, if any, that we will sell under the Plan and the prices at which such shares will be sold cannot presently be determined. The number and prices of shares sold will be affected by the level of participation in the Plan, the prevailing prices of our common stock and whether the shares are newly-issued or treasury shares or shares purchased in the open market or privately-negotiated transactions. If newly-issued or treasury shares of common stock are sold by us under the Plan, we will use the net proceeds we receive from the sale:

  •
  to finance our subsidiaries' ongoing construction and maintenance programs;

  •
  to redeem, repurchase, repay or retire outstanding indebtedness, including indebtedness of our subsidiaries;

  •
  to finance strategic investments in, or future acquisitions of, other entities or their assets; and

  •
  for other general corporate purposes.

        If shares are purchased by an independent agent in the open market or in privately-negotiated transactions for sale under the Plan, we will not receive any proceeds from such sales.

LEGAL MATTERS

        Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren Corporation, has issued a legal opinion as to certain legal matters in connection with the common stock offered by this prospectus. As of May 22, 2017, Mr. Nelson owned 49,156 shares of Ameren's common stock. In addition, as of that date, Mr. Nelson owned 52,241 performance share units, none of which are fully vested.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        No dealer, salesperson or other person is authorized to give any information to or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Ameren Corporation

DRPlus
Dividend Reinvestment
and Stock Purchase Plan

Common Stock

PROSPECTUS
May 26, 2017

 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	*29,323.17
Stock exchange listing fees	22,160.71
Printing expenses	17,000.00
Fees of accountants	5,000.00
Fees of attorneys	25,000.00
Miscellaneous expenses	1,516.12

Total	$100,000.00

*
Actual expenses; all other expenses are estimates.

Item 15.    Indemnification of Directors and Officers

        Article IV of Ameren's by-laws, consistent with the applicable provisions of the MGBCL, provides for indemnification of directors and officers. Article IV provides as follows:

  Each person who now is or hereafter becomes a director, officer or employee of the Company, or who now is or hereafter becomes a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, shall be entitled to indemnification to the extent permitted by law and these By-Laws. Such right of indemnification shall include, but not be limited to, the following:

  Section 1.    (a)    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  (b)    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (c)    The Company shall further indemnify to the maximum extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding (including appeals), whether civil, criminal, investigative (including private Company investigations), or administrative, including an action by or in the right of the Company, by reason of the fact that the person is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all expenses incurred by such person, including, but not limited to, attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that the Company shall not indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

  (d)    To the extent that a director, officer or employee of the Company or a person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in this Section or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

  Unless otherwise expressly provided by the Board of Directors, in no event shall any person who is or was an agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or enterprise, be entitled to any indemnification by the Company in any action, suit or proceeding, regardless of the fact that such person may have been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein. The preceding sentence is intended to eliminate any right any such person might otherwise have to be indemnified by the Company pursuant to Section 351.355.3. of the General and Business Corporation Law of Missouri.

  (e)    Any indemnification under this Section, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in this Section. The determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

  (f)    Where full and complete indemnification is prohibited by law or public policy, any person referred to in subsection (a) above who would otherwise be entitled to indemnification nevertheless shall be entitled to partial indemnification to the extent permitted by law and public policy. Furthermore, where full and complete indemnification is prohibited by law or public policy, any person referred to in this Section who would otherwise be entitled to indemnification nevertheless shall have a right of contribution to the extent permitted by law and public policy in cases where said party is held jointly or concurrently liable with the Company.

  Section 2.    The indemnification provided by Section 1 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or By-Laws or any agreement, vote of shareholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and the Company is hereby specifically authorized to provide such indemnification by any agreement, vote of shareholders or disinterested directors or otherwise. The indemnification shall continue as to a person who has ceased to be a director, officer or employee entitled to indemnification under this Article and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Section 3.    The Company is authorized to purchase and maintain insurance on behalf of, or provide another method or methods of assuring payment to, any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

  Section 4.    Expenses incurred by a person who is or was serving as a director or officer of the Company or a person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in defending a civil or criminal action, suit or proceeding referred to in Section 1 of this Article shall be paid by the Company in advance of the final disposition of the action, suit, or proceeding as shall be authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as may be authorized in this Article. Expenses incurred by a person who is or was serving as an employee of the Company in defending a civil or criminal action, suit or proceeding referred to in Section 1 of this Article may be paid by the Company in advance of the final disposition of the action, suit, or proceeding as may be authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article.

  Section 5.    If any provision or portion of this Article shall be held invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of all other provisions and portions not specifically held to be invalid, illegal or unenforceable, shall not be affected or impaired thereby and shall be construed according to the original intent, to the extent not precluded by applicable law.

  Section 6.    For purposes of this Article:

  (a)    References to "the Company" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer or employee of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

  (b)    The term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the Company" shall be established as specified below in this Section 6(b) and shall include any service as a director, officer or employee of the Company which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants, or beneficiaries; and the word "include" or "includes" shall be construed in its expansive sense and not as a limiter; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Article. For purposes of this Article, "serving at the request of the Company" shall be established solely by (1) express approval by the Nominating and Corporate Governance Committee of such person's service as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, (2) the annual review by the Nominating and Corporate Governance Committee of a list of non-affiliated corporations, partnerships, joint ventures, trusts or other enterprises that Company officers are serving as a director or officer of, so long as the Nominating and Corporate Governance Committee does not notify any such officer within 30 days after receiving such list that such person is not serving at the request of the Company or (3) a person serving as a director or officer of a Company Subsidiary, as hereinafter defined. The term "Company Subsidiary" shall mean any corporation, partnership, joint venture, trust or other enterprise, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise. Upon establishing that a person is "serving at the request of the Company" as described under (1) (2) and (3) above, such person's service for purposes of this Article shall begin at the time of his initial service as a director or officer of such other corporation, partnership, joint venture, trust or other enterprise. The obligations of the Company under this Article to provide indemnification or advancement of expenses to a person serving at the request of the Company as a director or officer of another entity shall only apply to the extent that such person is not entitled to or does not receive indemnification or advancement of expenses from such other entity.

  (c)    Notwithstanding anything to the contrary contained in these By-Laws or in Section 351.355.3 of the General and Business Corporation Law of Missouri, the maximum liability of the Company to any person "serving at the request of the Company," at any time for all claims for indemnification and advancement of expenses for such person under these By-Laws or applicable law for such service shall for all purposes be limited to $25 million, except as otherwise expressly approved by the Board of Directors; provided, however, that the provisions of this Section 6(c) shall not be applicable in any respect to a person's service only as a director or officer of a Company Subsidiary.

  Section 7.    This Article may be hereafter amended or repealed; provided, however, that no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person who is or was a director, officer or employee to obtain indemnification or advancement of expenses with respect to an action, suit, or proceeding that pertains to or arises out of actions or omissions that occur prior to the effective date of such amendment or repeal.

        Consistent with the applicable provisions of the MGBCL and the by-laws, the Company has purchased insurance on behalf of its officers and directors which insures them against certain liabilities and expenses, including those under the Securities Act of 1933.

Item 16.    Exhibits

Exhibit No.	Description
*4.1	Restated Articles of Incorporation of Ameren (Annex F to Part I of the Registration Statement on Form S-4, File No. 33-64165).
*4.2	Certificate of Amendment to Ameren's Restated Articles of Incorporation filed December 14, 1998 (1998 Form 10-K, Exhibit 3(i), File No. 1-14756).
*4.3	Certificate of Amendment to Ameren's Restated Articles of Incorporation filed April 21, 2011 (April 21, 2011 Form 8-K, Exhibit 3(i), File No. 1-14756).
*4.4	Certificate of Amendment to Ameren's Restated Articles of Incorporation filed December 18, 2012 (December 18, 2012 Form 8-K, Exhibit 3.1(i), File No. 1-14756).
*4.5	By-Laws of Ameren, as amended effective February 10, 2017 (February 14, 2017 Form 8-K, Exhibit 3, File No. 1-14756).
5	Opinion of Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren, regarding the validity of the securities.
23.1	Consent of Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren (included in Exhibit 5).
23.2	Consent of independent registered public accounting firm.
24	Power of Attorney.

Note:	Reports of the Company on Forms 8-K, 10-Q and 10-K are on file with the Securities and Exchange Commission under file number 1-14756.

*
Incorporated by reference herein as indicated.

Item 17.    Undertakings

        a.     The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii)   each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        b.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 26th day of May, 2017.

AMEREN CORPORATION (REGISTRANT)
By:	/s/ WARNER L. BAXTER Warner L. Baxter Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ WARNER L. BAXTER Warner L. Baxter	Chairman, President and Chief Executive Officer, and Director (Principal Executive Officer)	May 26, 2017
/s/ MARTIN J. LYONS, JR. Martin J. Lyons, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 26, 2017
/s/ BRUCE A. STEINKE Bruce A. Steinke	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	May 26, 2017
* Catherine S. Brune	Director	May 26, 2017
* J. Edward Coleman	Director	May 26, 2017
* Ellen M. Fitzsimmons	Director	May 26, 2017
* Rafael Flores	Director	May 26, 2017
* Walter J. Galvin	Director	May 26, 2017

Name	Title	Date

* Richard J. Harshman	Director	May 26, 2017
* Gayle P. W. Jackson	Director	May 26, 2017
* James C. Johnson	Director	May 26, 2017
* Steven H. Lipstein	Director	May 26, 2017
* Stephen R. Wilson	Director	May 26, 2017

*By:	/s/ MARTIN J. LYONS, JR. Martin J. Lyons, Jr. Attorney-in-Fact

 EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren, regarding the validity of the securities.
23.1	Consent of Gregory L. Nelson, Esq., Senior Vice President, General Counsel and Secretary of Ameren (included in Exhibit 5).
23.2	Consent of independent registered public accounting firm.
24	Power of Attorney.